Exhibit 10.1

PURCHASE AND SALE AGREEMENT

dated as of May 12, 2015

by and among

SHELL PIPELINE COMPANY LP,

SHELL MIDSTREAM PARTNERS, L.P.

and

SHELL MIDSTREAM OPERATING LLC

Section 9.11	Severability	30

Section 9.12	Interpretation	30

Section 9.13	Headings and Disclosure Letter	31

Section 9.14	Multiple Counterparts	31

Section 9.15	Action by SHLX	31

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of May 12, 2015 and effective as of April 1, 2015, by and among Shell Pipeline Company LP, a Delaware limited partnership (“SPLC”), Shell Midstream Partners, L.P., a Delaware limited partnership (“SHLX”) and Shell Midstream Operating LLC, a Delaware limited liability company that is wholly owned by SHLX (“Operating”).

RECITALS

WHEREAS, SPLC owns (i) 57% of the issued and outstanding membership interests in Zydeco Pipeline Company LLC, a Delaware limited liability company (“Zydeco”), and (ii) 14.508% of the issued and outstanding shares in Colonial Pipeline Company, a Delaware corporation (“Colonial”); and

WHEREAS, Operating owns (i) 43% of the issued and outstanding membership interests in Zydeco, and (ii) 1.612% of the issued and outstanding shares in Colonial; and

WHEREAS, SPLC desires to sell and transfer (i) 19.5% of the issued and outstanding membership interests in Zydeco (the “Zydeco Subject Interests”), and (ii) 442.27 shares, representing 1.388% of the issued and outstanding shares in Colonial (the “Colonial Subject Shares”) (the Zydeco Subject Interests and the Colonial Subject Shares being referred to collectively herein as the “Subject Interests”), to SHLX or its designee, and SHLX desires to accept and acquire or to cause its designee to accept and acquire the Subject Interests in accordance with the terms of this Agreement (the “Transaction”); and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Shell Midstream Partners GP LLC, the general partner of SHLX (the “General Partner”), has previously (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by SHLX pursuant to the Transaction is fair, from a financial point of view, to SHLX and its unitholders, other than the General Partner, Shell Midstream LP Holdings LLC and their respective affiliates and (ii) based on the belief of the members of the Conflicts Committee that the consummation of the Transaction on the terms and conditions set forth in this Agreement would be not adverse to the best interests of the Partnership Group (as defined in the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014 (the “Partnership Agreement”), unanimously approved the Transaction, such approval constituted “Special Approval” for purposes of the Partnership Agreement, and unanimously recommended that the Board of Directors approve the Transaction and (b) subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that such term when used (a) with respect to SPLC, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with SPLC excluding SHLX, the General Partner, Operating and its subsidiaries and equity interests and (b) with respect to SHLX, the term “Affiliate” shall mean only the General Partner and Operating. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Assets” means the Colonial Assets and the Zydeco Assets, taken as a whole.

“Assignment Agreement” means the Assignment Agreement between SPLC and Operating dated as of the Closing Date.

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Business Day” means any day except a Saturday, a Sunday and any day in which in Houston, Texas, United States shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Ceiling Amount” has the meaning ascribed to such term in Section 8.6(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colonial” has the meaning ascribed to such term in the recitals.

“Colonial Assets” means all of the assets owned on the Closing Date by Colonial, including the Colonial Pipeline.

“Colonial Pipeline” means the Colonial refined products pipeline system, comprising 5,500 miles of pipeline connecting refineries along the Gulf Coast to approximately 270 marketing terminals between Houston, Texas and Linden, New Jersey.

“Colonial Shareholders Agreement” means the Amended and Restated Shareholder Agreement, effective as of October 3, 2013, among the shareholders of Colonial Pipeline Company, as amended to date.

“Commission” means the Securities and Exchange Commission.

“Colonial Subject Shares” has the meaning ascribed to such term in the recitals.

“Conflicts Committee” has the meaning ascribed to such term in the recitals.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Deductible Amount” has the meaning ascribed to such term in Section 8.6(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Direct Claim” has the meaning ascribed to such term in Section 8.5.

“Disclosure Letter” has the meaning ascribed to such term in Article III.

“Dispute” has the meaning ascribed to such term in Section 9.5(a).

“Effective Time” means 12:01 a.m., Central Standard Time, on April 1, 2015.

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as such law may be amended after the Closing Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to-Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.

“Hazardous Materials” means (a) any substance, whether solid, liquid or gaseous, that (i) is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law or (ii) is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (b) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (c) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (d) any substance, whether solid, liquid or gaseous, that causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after reasonable inquiry. The designated personnel for SPLC and SHLX are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.12(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 8.6(a).

“Notice” has the meaning ascribed to such term in Section 9.4.

“Omnibus Agreement” means that certain Omnibus Agreement between SPLC, SHLX, the General Partner, Operating and Shell Oil Company, dated as of November 3, 2014.

“Operating” has the meaning ascribed to such term in the recitals.

“Partnership Agreement” has the meaning ascribed to such term in the recitals.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Zydeco Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Zydeco Assets to which they pertain or SPLC’s ability to perform its obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Zydeco Assets; (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance; and (h) all Liens and interests described on Section 1.1 of the Disclosure Letter.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Purchase Price” means Four Hundred Forty-Eight Million United States Dollars ($448,000,000).

“Rules” has the meaning ascribed to such term in Section 9.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SHLX” has the meaning ascribed to such term in the preamble.

“SHLX Closing Certificate” has the meaning ascribed to such term in Section 9.2(a).

“SHLX Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

“SHLX Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of SHLX to perform its obligations under this Agreement and the Assignment Agreement or to consummate the transactions contemplated hereby or thereby.

“SHLX Zydeco Directional Drill Project Costs and Expenses” means the product of (i) the amount of direct, out-of-pocket costs and expenses incurred by Zydeco from and after April 1, 2015 for the execution of the Zydeco Directional Drill Project, whether paid out of Zydeco’s cash on hand or through capital calls, and (ii) SHLX’s ownership percentage in Zydeco on the Closing Date, after giving effect to the transactions contemplated hereby. Notwithstanding the foregoing, the term “SHLX Zydeco Directional Drill Project Costs and Expenses” shall not include consequential damages and business interruption losses.

“SPLC” has the meaning ascribed to such term in the preamble.

“SPLC Closing Certificate” has the meaning ascribed to such term in Section 9.1(a).

“SPLC Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“SPLC Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the value of the Assets, or the business, operations or financial condition of Zydeco and Colonial, in each case taken as a whole, other than any effect or change (i) that impacts the crude oil or products transportation industry generally (including any change in the prices of crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general, or (iii) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement, provided, that in the case of clauses (i) and (ii), the impact on the Assets or the business, operations or financial condition of Zydeco and Colonial is not materially disproportionate to the impact on similarly situated Assets or businesses in the crude oil or refined products transportation industry, as applicable, or (b) the ability of SPLC to perform its obligations under this Agreement and the Assignment Agreement or to consummate the transactions contemplated hereby or thereby.

“Subject Interests” has the meaning ascribed to such term in the recitals.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transaction” means (a) the sale and transfer of the Subject Interests and (b) the delivery of the Purchase Price.

“Transfer Taxes” has the meaning ascribed to such term in Section 6.3.

“Tribunal” has the meaning ascribed to such term in Section 9.5(b).

“Zydeco” has the meaning ascribed to such term in the recitals.

“Zydeco Assets” means all of the assets owned as of the Closing Date by Zydeco, including the Zydeco Pipeline.

“Zydeco Directional Drill Project” means a directional drill project undertaken by Zydeco to address soil erosion over two segments of its 22-inch pipeline that crosses the Atchafalaya River in Louisiana.

“Zydeco Financial Statements” has the meaning ascribed to such term in Section 3.5(a).

“Zydeco LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Zydeco, dated as of November 3, 2014.

“Zydeco Permits” has the meaning ascribed to such term in Section 3.11(a).

“Zydeco Pipeline” means the approximately 350 mile Houston-to-Houma crude oil pipeline system, which is regulated by FERC, consisting of three segments and including related tankage, dock facilities and ancillary pipelines owned by Zydeco.

“Zydeco Subject Interest” has the meaning ascribed to such term in the recitals.

“Zydeco Voting Agreement” means the Voting Agreement, dated as of November 3, 2014, by and between SHLX and SPLC.

Section 1.2	Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Letter,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Letter, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II

CONVEYANCE AND CLOSING

Section 2.1	Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, at the Closing, SPLC shall sell, transfer, assign, and convey the Subject Interests to Operating, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and Operating, in its capacity as designee of SHLX, shall accept and acquire the Subject Interests from SPLC.

Section 2.2	Purchase Price.

The aggregate amount of consideration for the Subject Interests to be paid by SHLX shall be the Purchase Price.

Section 2.3	Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall be effective as of the Effective Time. The Closing will be held at the offices of SPLC at 910 Louisiana Street, Houston, Texas 77002 on May 18, 2015, commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon by the parties hereto.

(b) At the Closing, SHLX or its designee shall deliver, or cause to be delivered, the following:

(i)	the Purchase Price by wire transfer in immediately available funds paid to SPLC or its designee(s);

(ii)	the SHLX Closing Certificate to SPLC;

(iii)	such other certificates, instruments of conveyance and documents as may be reasonably requested by SPLC at least two (2) Business Days prior to the Closing Date to carry out the intent and purposes of the Agreement; and

(iv)	a certificate of good standing of recent date of SHLX.

(c) At the Closing, Operating or its designee shall deliver, or cause to be delivered, the following:

(i)	a duly executed counterpart of the Assignment Agreement to SPLC; and

(ii)	a duly executed counterpart to an amendment to the Zydeco LLC Agreement, creating an updated Exhibit reflecting the transfer of the Zydeco Subject Interests pursuant to this Agreement.

(d) At the Closing, SPLC or its designee shall deliver, or cause to be delivered, the following:

(i)	a duly executed counterpart of the Assignment Agreement to Operating;

(ii)	a duly executed notice of transfer to Colonial, with a copy to SHLX, pursuant to the Colonial Shareholders Agreement;

(iii)	a duly executed counterpart to an amendment to the Zydeco LLC Agreement, creating an updated Exhibit reflecting the transfer of the Zydeco Subject Interests pursuant to this Agreement;

(iv)	a certificate of good standing of recent date of each of SPLC, Zydeco and Colonial;

(v)	foreign qualification certificates of recent date of each of Zydeco and Colonial;

(vi)	the SPLC Closing Certificate to SHLX; and

(vii)	such other certificates, instruments of conveyance and documents as may be reasonably requested by SHLX at least two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.4	Contingent Purchase Price Reduction.

SPLC shall pay to SHLX an amount equal to any SHLX Zydeco Directional Drill Project Costs and Expenses within 30 days after SHLX provides notice in writing to SPLC specifying the nature of and specific basis for such SHLX Zydeco Directional Drill Project Costs and Expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SPLC

SPLC hereby represents and warrants to SHLX that, except as disclosed in the disclosure letter delivered to SHLX on the date of this Agreement (“Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 3.1	Organization.

(a) SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Zydeco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Zydeco is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect. SPLC has made available to SHLX true and complete copies of the organizational documents of Zydeco and Colonial in each case as in effect as of the date of this Agreement.

Section 3.2	Authority and Approval.

(a) SPLC has full limited partnership company power and authority to execute and deliver this Agreement and the Assignment Agreement, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SPLC of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SPLC have been duly authorized and approved by all requisite limited partnership action on the part of SPLC.

(b) This Agreement has been duly executed and delivered by SPLC and constitutes the valid and legally binding obligation of SPLC, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3	No Conflict; Consents.

Except as set forth on Section 3.3 of the Disclosure Letter:

(a) The execution, delivery and performance of this Agreement and the Assignment Agreement by SPLC does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation or limited partnership agreement or other organizational documents of SPLC, Zydeco or Colonial; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SPLC, Zydeco or Colonial (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which SPLC or Zydeco is a party or by which either of them or any of the Zydeco Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Zydeco Assets or on the Subject Interests under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a SPLC Material Adverse Effect or result in any material liability or obligation of SHLX or Operating (other than any liability or obligation hereunder); and

(b) No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by SPLC or Zydeco with respect to the Subject Interests in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a SPLC Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4	Capitalization; Title to Subject Interests.

(a) SPLC owns, beneficially and of record, the Subject Interests and will convey good title, free and clear of all Liens, to the Subject Interests to SHLX or its designee. Except as provided in the Zydeco Voting Agreement, the Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Subject Interests (except the purchase and sale of the Subject Interests contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Zydeco Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act). The Colonial Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable.

(b) There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Zydeco any equity interests of or in Zydeco, (ii) no commitments on the part of Zydeco to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Zydeco reserved for issuance for any such purpose. Zydeco has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement and the Zydeco Voting Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Zydeco. Zydeco owns no equity interests in any other Person.

(c) To the Knowledge of SPLC, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Colonial any equity interests of or in Colonial, (ii) no commitments on the part of Colonial to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Colonial reserved for issuance for any such purpose. To the Knowledge of SPLC, Colonial has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. To the Knowledge of SPLC, except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company. To the Knowledge of SPLC, Colonial owns no equity interests in any other Person.

Section 3.5	Zydeco Financial Information; Undisclosed Liabilities.

(a) SPLC has provided to SHLX a true and complete copy of the audited financial statements as of December 31, 2014 of Zydeco on a consolidated basis (the “Zydeco Financial Statements”). The Zydeco Financial Statements present fairly in all material respects the financial position of Zydeco as of the date thereof. There are no material off-balance sheet arrangements of Zydeco. The Zydeco Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented.

(b) Except as set forth on Section 3.5(b) of the Disclosure Letter, there are no liabilities or obligations of Zydeco of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Zydeco Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2014, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.

Section 3.6	Title to Zydeco Properties.

As of the date hereof, Zydeco has (i) good and marketable fee simple title to the owned real property used or held for use by Zydeco for the conduct of Zydeco’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6 of the Disclosure Letter) and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used or held for use by Zydeco for the conduct of Zydeco’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6 of the Disclosure Letter).

Section 3.7	Litigation; Laws and Regulations.

Except as set forth on Section 3.7 of the Disclosure Letter:

(a) There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SPLC’s Knowledge, threatened against Zydeco, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Zydeco or (iii) to SPLC’s Knowledge, pending or threatened investigations by any Governmental Authority against Zydeco, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect.

(b) Zydeco is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect.

(c) To the Knowledge of SPLC, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or threatened against Colonial, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Colonial or

(iii) pending or threatened investigations by any Governmental Authority against Colonial, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect.

(d) To the Knowledge of SPLC, Colonial is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect or result in any liability or obligation of SHLX or Operating.

Section 3.8	No Adverse Changes.

Except as set forth on Section 3.8 of the Disclosure Letter and, in the case of Colonial, to the Knowledge of SPLC, since December 31, 2014:

(a) there has not been a SPLC Material Adverse Effect; and

(b) there has not been any damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 3.9	Taxes.

(a) Except as would not reasonably be expected to have a SPLC Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to Zydeco, the Zydeco Assets or the operations of Zydeco have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Zydeco, or any of its Affiliates with respect to Zydeco, the Zydeco Assets or the operations of Zydeco, as applicable, which are or have become due, have been timely paid, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Zydeco Assets that arose in connection with any failure (or alleged failure) to pay any Tax on Zydeco or the Zydeco Assets other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Zydeco, the Zydeco Assets or the operations of Zydeco.

(b)	Effective as of November 3, 2014, Zydeco has been treated as a partnership for U.S. federal income tax purposes and has in effect or shall be eligible to make an election pursuant to Section 754 of the Code.

Section 3.10	Zydeco Environmental Matters.

Except as disclosed in Section 3.10 of the Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to have a SPLC Material Adverse Effect:

(a) Zydeco and its assets, operations and business are in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;

(b) no circumstances exist with respect to Zydeco or its assets, operations or business that give rise to an obligation by Zydeco or its operators to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c) Zydeco has not received any written communication from a Governmental Authority that remains unresolved alleging that it may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d) none of Zydeco, or its assets, operations or business are subject to any pending or, to the Knowledge of SPLC, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Zydeco under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed, are valid and currently in effect, and Zydeco and its assets, operations and business are in compliance with such authorizations; and

(f) there has been no release of any Hazardous Material into the environment by Zydeco, or its assets, operations or business, or, to the Knowledge of SPLC, by a third party except in compliance with applicable Environmental Law.

Section 3.11	Zydeco Licenses; Permits.

As of the date of this Agreement, except as set forth in Section 3.11 of the Disclosure Letter:

(a)	Zydeco has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Zydeco Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a SPLC Material Adverse Effect.

(b)	All Zydeco Permits are validly held by Zydeco or its operator and are in full force and effect, except as would not reasonably be expected to have a SPLC Material Adverse Effect.

(c)	Zydeco has complied with all terms and conditions of the Zydeco Permits, except as would not reasonably be expected to have a SPLC Material Adverse Effect.

(d)	There is no outstanding written notice, nor to SPLC’s Knowledge, any other notice of revocation, cancellation or termination of any Zydeco Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect.

(e)	No proceeding is pending or, to SPLC’s Knowledge, threatened with respect to any alleged failure by the Zydeco to have any material Zydeco Permit necessary for the operation of any of the Zydeco Assets or the conduct of Zydeco’s business.

Section 3.12	Zydeco Contracts.

(a) Section 3.12(a) of the Disclosure Letter contains a true and complete listing (redacted as applicable to comply with regulatory requirements) of the following contracts and other agreements to which Zydeco as of the Effective Time was a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i) contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii) contracts containing covenants limiting the freedom of Zydeco to engage in any line of business or compete with any Person or operate at any location;

(iii) price swaps, hedges, futures or similar instruments;

(iv) contracts to which the Zydeco, on the one hand, and an Affiliate of Zydeco, on the other hand, is a party or is otherwise bound;

(v) contracts containing any preferential rights to purchase or similar rights relating to any Zydeco Assets;

(vi) joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii) contracts relating to the acquisition or disposition by Zydeco of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which Zydeco has or will have any remaining material obligation or liability or benefit;

(viii) contracts or agreements which, individually, require or entitle Zydeco to make or receive payments of at least Twenty-Five Million Dollars ($25,000,000) annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which Zydeco may exercise a renewal or extension option in its sole discretion; and

(ix) licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by Zydeco under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b) Subject to regulatory requirements of which SHLX has been informed, SPLC has made available to SHLX a correct and complete copy of each Material Contract listed in Section 3.12(a) of the Disclosure Letter.

(c) Except as would not reasonably be expected to result in a SPLC Material Adverse Effect or as disclosed in Section 3.12(c) of the Disclosure Letter, with respect to Zydeco: (i) each Material Contract is legal, valid and binding on and enforceable against Zydeco and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against Zydeco, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) Zydeco is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Zydeco, or permit termination, modification or acceleration, under any Material Contract; and (iv) to SPLC’s Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.13	Zydeco Employees.

Zydeco does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.

Section 3.14	Zydeco Transactions with Affiliates.

Except as otherwise contemplated in this Agreement, Zydeco is not and was not as of the Effective Time, a party to any agreement, contract or arrangement with any of its Affiliates, other than those disclosed on Section 3.12(a) of the Disclosure Letter.

Section 3.15	Zydeco Insurance.

Section 3.15 of the Disclosure Letter sets forth a list of the material insurance policies that Zydeco holds or of which Zydeco is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, Zydeco has received no written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.

Section 3.16	Zydeco Intellectual Property Rights.

Zydeco owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted by it, and, to SPLC’s Knowledge, its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by Zydeco, if any, is free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement or the Assignment Agreement, nor the consummation of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of Zydeco under any contract providing for the license of any Intellectual Property to Zydeco, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a SPLC Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to SPLC’s Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to Zydeco or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by Zydeco. Except as would not result in a SPLC Material Adverse Effect, Zydeco has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.17	Brokerage Arrangements.

SPLC has not entered (directly or indirectly) into any agreement with any Person that would obligate SPLC or any of its Affiliates, Zydeco or Colonial to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 3.18	Books and Records.

Accurate copies of the respective books of account, minute books and stock or other equity record books of Zydeco, and all books and records maintained by, or made available to, SPLC with respect to Colonial and the Colonial Subject Shares have been made available for inspection to SHLX.

Section 3.19	Regulatory Matters.

Since December 31, 2014, Zydeco (and its business, operations and assets) has been in material compliance with (a) the applicable provisions of the Interstate Commerce Act of 1887, as amended, and

(b) all applicable rules, regulations, orders and tariffs of the FERC and any state public utility commission having jurisdiction over any of Zydeco’s business, operations or assets. Zydeco has duly filed all forms and reports required to be filed by or with respect to Zydeco (and its business, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of Zydeco’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a SPLC Material Adverse Effect.

Section 3.20	Management Projections and Budget.

The projections and budgets regarding Zydeco identified on Section 3.20 of the Disclosure Letter, which were provided to SHLX (including those provided to the Financial Advisor) by SPLC and its Affiliates as part of SHLX’s review in connection with this Agreement, were prepared based upon assumptions that SPLC’s management believed to be reasonable as of the dates thereof and were consistent with SPLC’s management’s reasonable expectations at the time they were prepared.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHLX AND OPERATING

SHLX and Operating hereby jointly and severally represent and warrant to SPLC as follows:

Section 4.1	Organization and Existence.

(a) SHLX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Operating is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2	Authority and Approval.

(a) Each of SHLX and Operating has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SHLX and Operating have been duly authorized and approved by all requisite limited partnership or limited liability company action of SHLX and Operating, as applicable.

(b) This Agreement has been duly executed and delivered by or on behalf of SHLX and Operating, and constitutes the valid and legally binding obligation of SHLX and Operating, enforceable against SHLX and Operating in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3	No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by SHLX and Operating does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of SHLX or the certificate of formation or limited liability company agreement of Operating; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SHLX, Operating or any property or asset of SHLX or Operating; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which SHLX or Operating is a party or by which it is bound or to which any of its property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to affect the ability of either SHLX or Operating to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby.

(b) No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SHLX or Operating in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to affect the ability of either SHLX or Operating to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.4	Brokerage Arrangements.

Neither SHLX nor Operating has entered (directly or indirectly) into any agreement with any Person that would obligate SHLX. Operating or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby or thereby.

Section 4.5	Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to SHLX’s Knowledge, threatened that (a) question or involve the validity or enforceability of any of SHLX’s or Operating’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by SHLX or Operating of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 4.6	Investment Intent.

Operating is accepting the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. SHLX and Operating acknowledge that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 5.1	Operation of Zydeco and Colonial.

(a) Except as provided by this Agreement or as consented to by the other party, during the period from the date of this Agreement through the Closing Date, each of SPLC and SHLX shall cause Zydeco to:

(i)	conduct its business and operations in the usual and ordinary course thereof; and

(ii)	preserve, maintain and protect the assets and operations of Zydeco related thereto as are now being conducted.

(b) Except (i) as provided by this Agreement, (ii) as set forth on Section 5.1(b) of the Disclosure Letter or (iii) as consented by the other party, during the period from the date of this Agreement through the Closing Date, neither SPLC nor SHLX shall permit Zydeco to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person other than in the ordinary course of business;

(vii)	sell, lease, abandon or otherwise dispose of any asset other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project, other than as set forth on Section 5.1(b) of the Disclosure Letter;

(xii)	merge, consolidate or enter into any other business combination with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under SPLC’s cash management system in accordance with past practice;

(xiv)	issue or sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money;

(xv)	make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvi)	fail to maintain in full force and effect its current insurance policies covering Zydeco, the Zydeco Assets and business;

(xvii)	acquire, commence or conduct any activity or business that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xviii)	take any action that would reasonably be expected to result in any representation and warranty of SPLC set forth in this Agreement becoming untrue in any material respect; or

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.

(c) Except as provided by this Agreement, or as consented to by the other party, during the period from the date of this Agreement through the Closing Date, in the event such items are presented to the shareholders of Colonial for vote, each of SHLX and SPLC shall vote in favor of Colonial taking actions to:

(i)	conduct its business and operations in the usual and ordinary course thereof; and

(ii)	preserve, maintain and protect the assets and operations of Colonial related thereto as are now being conducted;

and shall vote in opposition to any actions contrary to the foregoing.

(d) Except (i) as provided by this Agreement, (ii) as set forth on Section 5.1(d) of the Disclosure Letter or (iii) as consented by the other party, during the period from the date of this Agreement through the Closing Date, neither SPLC nor SHLX shall vote in favor of any action that would permit Colonial to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration other than in the ordinary course of business;

(vii)	sell, lease, or otherwise dispose of any asset other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than permitted Liens) on any assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project other than the capital expenditures set forth on Section 5.1(d) of the Disclosure Letter;

(xii)	merge or consolidate with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under SPLC’s cash management system in accordance with past practice;

(xiv)	issue of sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money;

(xv)	make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvi)	fail to maintain in full force and effect its current insurance policies covering Colonial, the Colonial Assets and business;

(xvii)	acquire, commence or conduct any activity or business that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xviii)	take any action that would reasonably be expected to result in any representation and warranty of SPLC set forth in this Agreement becoming untrue in any material respect; or

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2	Cooperation; Further Assurances.

SPLC and SHLX shall use their respective commercially reasonable efforts (a) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, including any approvals and consents required by the HSR Act, and (b) to ensure that all of the conditions to the respective obligations of such parties contained in Section 7.1 and Section 7.2, respectively, are satisfied timely; provided, however, that nothing in this Agreement will require any party hereto to hold separate, or make any divestiture not expressly contemplated herein of, any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.1	Liability for Income Taxes.

(a) SPLC shall be liable for, and shall indemnify, defend and hold harmless SHLX and Operating from any unpaid income taxes (including related penalties and interest) imposed on or incurred by or with respect to the Subject Interests or the assets related to the Subject Interests, attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.

(b) SHLX and Operating shall be liable for any income taxes (including related penalties and interest) imposed on or incurred by or with respect to the Subject Interests or the assets related to the Subject Interests attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.

(c) Whenever it is necessary for purposes of this Article VI to determine the amount of any Taxes imposed on or incurred by or with respect to the Subject Interests or the assets related to the Subject Interests for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made in accordance with the Zydeco LLC Agreement based on the proration method in accordance with the Proposed Treasury Regulation Section 1.706-4.

(d) If SHLX receives a refund of any income taxes (including related penalties and interest) that SPLC is responsible for hereunder, or if SPLC receives a refund of any income taxes (including related penalties and interest) that SHLX is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party which has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

(e) For federal income tax purposes, the parties agree to report any payments with respect to Section 2.4, Section 6.1, Section 8.1 and Section 8.2 as a Purchase Price adjustment.

Section 6.2	Zydeco Tax Returns.

(a) With respect to any Tax Return attributable to a taxable period ending on or before the Closing Date that is required to be filed either before or after the Closing Date with respect to Zydeco or the Zydeco Assets, SPLC shall, to the extent permitted by the Zydeco LLC Agreement, cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the Zydeco Subject Interest for the period covered by such Tax Return.

(b) With respect to any Tax Return attributable to a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to Zydeco or the Zydeco Assets, SHLX shall, to the extent permitted by the Zydeco LLC Agreement, cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to SPLC, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and the SHLX shall be responsible for the timely payment of (and entitled to any refund for) all Taxes due with respect to the Zydeco Subject Interest for the period covered by such Tax Return (but shall have a right to recover from SPLC the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 6.1(a)).

(c) With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to Zydeco or the Zydeco Assets, the parties shall cause each such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

Section 6.3	Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne by the party to whom such obligation is imposed. Such party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by Applicable Law, SPLC and SHLX shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.4	Allocation of Consideration.

The parties will use commercially reasonable efforts to agree upon an allocation of the Purchase Price to the Subject Interests and further among the Zydeco Assets for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder, and Treasury Regulation Section 1.755-1, as applicable.

Section 6.5	Conflict.

In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1	Conditions to the Obligation of SHLX

The obligation of SHLX to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by SHLX:

(a) The representations and warranties of SPLC set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or SPLC Material Adverse Effect qualification, except with respect to Section 3.8(a)) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SPLC Material Adverse Effect qualification, except with respect to Section 3.8(a)) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SPLC Material Adverse Effect. SPLC shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. SPLC shall have delivered to SHLX a certificate, dated as of the Closing Date and signed by an authorized officer of SPLC, confirming the foregoing matters set forth in this Section 7.1(a) (the “SPLC Closing Certificate”).

(b) All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c) All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.

(d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.

(e) SPLC or its designee shall have delivered, or caused to be delivered, to SHLX all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(d) and Section 2.3(e).

Section 7.2	Conditions to the Obligations of SPLC.

The obligation of SPLC to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by SPLC:

(a) The representations and warranties of SHLX set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SHLX Material Adverse Effect. SHLX shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by then by the time of the Closing. SHLX shall have delivered to SPLC a certificate, dated as of the Closing Date and signed by an authorized officer of SPLC or its general partner confirming the foregoing matters set forth in this Section 7.2(a) (the “SHLX Closing Certificate”).

(b) All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c) All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.

(e) Since the date of this Agreement, there shall not have occurred a SHLX Material Adverse Effect.

(f) SHLX and Operating shall have delivered, or caused to be delivered, to SPLC all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b), Section 2.3(c) and Section 2.3(e).

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Indemnification of SHLX.

Subject to the limitations set forth in this Agreement, SPLC shall indemnify, defend and hold SHLX, its subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding SPLC and its Affiliates (the “SHLX Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any SHLX Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SPLC in this Agreement and (b) any breach of any agreement or covenant on the part of SPLC made under this Agreement or in connection with the transactions contemplated hereby or thereby; provided, however, that for purposes of determining the amount of any Damages suffered or incurred by the SHLX Indemnified Parties, SHLX’s acquisition of only 19.5% of the membership interests of Zydeco and 1.388% of the issued and outstanding common stock of Colonial shall be taken into account such that the aggregate Damages described in this Section 8.1 suffered or incurred by the SHLX Indemnified Parties would equal 19.5% of the total of such Damages for Zydeco and 1.388% of such Damages for Colonial, as the case may be. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.

Section 8.2	Indemnification of SPLC.

Subject to the limitations set forth in this Agreement, SHLX and Operating, jointly and severally, shall indemnify, defend and hold SPLC, its Affiliates (other than any of SHLX Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “SPLC Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the SPLC Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SHLX or Operating in this Agreement, or (b) any breach of any agreement or covenant on the part of SHLX or Operating made under this Agreement or in connection with the transactions contemplated hereby or thereby. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.

Section 8.3	Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of SPLC set forth in Section 3.9 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of SPLC set forth in Section 3.10 (Zydeco Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of SPLC set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4(a) (Ownership) and Section 3.17 (Broker Fees) shall survive until the expiration of the applicable statute of limitations and (d) the representations and warranties of SHLX set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Broker Fees) shall survive until the expiration of the applicable statute of limitations. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 8.3, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VIII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 8.4	Indemnification Procedures.

(a) The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.

(b) The indemnifying party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VIII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld.

(c) The indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VIII, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the indemnified party pursuant to this Section 8.4. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII, provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.

(d) In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.

Section 8.5	Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 8.6	Limitations on Indemnification.

(a) To the extent that SHLX Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 8.1(a), SPLC shall be liable only if (i) the Damages with respect to any individual claim exceed One Hundred Thousand Dollars ($100,000) (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, One Million Dollars ($1,000,000) (the “Deductible Amount”), and then SPLC shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall SPLC’s aggregate liability to SHLX Indemnified Parties under Section 8.1 exceed Forty-Four Million Eight Hundred Thousand Dollars ($44,800,000) (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.9, Section 3.17 and Section 3.18 or breaches of the covenant in Section 2.4, provided, that SPLC’s aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections and for breaches of covenants, shall not exceed the Purchase Price.

(b) For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a SHLX Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or SPLC Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided that this Section 8.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c) Additionally, neither SPLC, on the one hand, nor SHLX and Operating, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

Section 8.7	Sole Remedy.

No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article VI or this Article VIII (other than claims or causes of action arising from fraud or willful misconduct).

ARTICLE IX

MISCELLANEOUS

Section 9.1	Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of SHLX and Operating, the Disclosure Letter attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 9.2	Cooperation; Further Assurances.

SPLC, SHLX and Operating shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

Section 9.3	Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 9.4	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery as follows:

If to SPLC, addressed to:

Shell Pipeline Company LP

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: Assistant General Counsel-Downstream Americas

Facsimile: (713) 241-6161

If to SHLX and/or Operating, addressed to:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC, its general partner

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: General Counsel

Facsimile: (713) 241-6161

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.5	Arbitration.

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.

(b) The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

(c) The seat of the arbitration shall be Houston, Texas.

(d) The language of the arbitration shall be English.

(e) Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.

(f) All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, or any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other party / parties.

(g) Nothing in this Section 9.5 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.

(h) In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non-compensatory damages.

(i) Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.

(j) Each Party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 9.5(g) and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

(k) Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

Section 9.6	Governing Law.

(a) This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.

(b) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c) Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VIII).

Section 9.7	Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 9.8	Entire Agreement; Amendments and Waivers.

(a) This Agreement and the Assignment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreement.

(b) No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.9	Conflicting Provisions.

This Agreement and the Assignment Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Assignment Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Assignment Agreement, this Agreement shall control.

Section 9.10	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided that SHLX and Operating may assign their right to receive the Subject Interests hereunder to a wholly-owned subsidiary without the written consent of SPLC provided that SHLX and Operating shall not be relieved of any obligations or liabilities hereunder as a result of any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SHLX Indemnified Parties and the SPLC Indemnified Parties contained in the indemnification provisions of Article VIII.

Section 9.11	Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, SPLC and SHLX shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 9.12	Interpretation.

It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.13	Headings and Disclosure Letter.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letter and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Letter and such Exhibits are incorporated in the definition of “Agreement.”

Section 9.14	Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.15	Action by SHLX.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SHLX with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of SHLX.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Shell Pipeline Company LP
By: Shell Pipeline GP LLC, its general partner

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	Vice President

Shell Midstream Partners, L.P.
By: Shell Midstream Partners GP LLC, its general partner

By:	/s/ Susan M. Ward
Name:	Susan M. Ward
Title:	Vice President and Chief Financial Officer

Shell Midstream Operating LLC

By:	/s/ Susan M. Ward
Name:	Susan M. Ward
Title:	Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement